Exhibit 2.1




                                                                 EXECUTION COPY
                                                                 --------------

    ------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                        BROOKFIELD ASSET MANAGEMENT INC.,



                            HORIZON ACQUISITION CO.,



                                       and



                             LONGVIEW FIBRE COMPANY





                                February 2, 2007



    ------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------



                                                                                                                Page
                                                                                                                ----


                                    ARTICLE I
                              DEFINITIONS AND TERMS


Section 1.1       Definitions.....................................................................................1
Section 1.2       Other Definitional Provisions; Interpretation...................................................8

                                   ARTICLE II
                                   THE MERGER

Section 2.1       The Merger......................................................................................9
Section 2.2       Effective Time..................................................................................9
Section 2.3       Closing.........................................................................................9
Section 2.4       Articles of Incorporation and Bylaws of the Surviving Corporation..............................10
Section 2.5       Directors and Officers of the Surviving Corporation............................................10

                                   ARTICLE III
                              CONVERSION OF SHARES

Section 3.1       Conversion of Shares...........................................................................10
Section 3.2       Exchange of Certificates and Book-Entry Shares.................................................11
Section 3.3       Shares of Dissenting Shareholders..............................................................14

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1       Organization...................................................................................15
Section 4.2       Capitalization.................................................................................15
Section 4.3       Authorization; Validity of Agreement; Company Action...........................................16
Section 4.4       Consents and Approvals; No Violations..........................................................16
Section 4.5       SEC Reports....................................................................................17
Section 4.6       No Undisclosed Liabilities.....................................................................18
Section 4.7       Absence of Certain Changes.....................................................................18
Section 4.8       Employee Benefit Plans; ERISA..................................................................18
Section 4.9       Litigation.....................................................................................19
Section 4.10      Compliance with Law............................................................................20
Section 4.11      Permits........................................................................................20
Section 4.12      Taxes..........................................................................................20
Section 4.13      Tangible Assets................................................................................21
Section 4.14      Intellectual Property..........................................................................22
Section 4.15      Environmental..................................................................................22
Section 4.16      Labor Matters..................................................................................22
Section 4.17      Proxy Statement................................................................................23
Section 4.18      Brokers or Finders.............................................................................23




Section 4.19      Opinions of Financial Advisors.................................................................24
Section 4.20      Rights Agreement...............................................................................24
Section 4.21      Material Contracts.............................................................................24
Section 4.22      Insurance......................................................................................25
Section 4.23      No Other Representations.......................................................................25

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 5.1       Organization...................................................................................26
Section 5.2       Authorization; Validity of Agreement; Necessary Action.........................................26
Section 5.3       Consents and Approvals; No Violations..........................................................26
Section 5.4       Operations of Sub..............................................................................27
Section 5.5       Proxy Statement................................................................................27
Section 5.6       Brokers or Finders.............................................................................27
Section 5.7       Sufficient Funds...............................................................................27
Section 5.8       Share Ownership................................................................................27
Section 5.9       Acquiring Person...............................................................................27
Section 5.10      Investigation by Parent and Sub................................................................28

                                   ARTICLE VI
                                    COVENANTS

Section 6.1       Interim Operations of the Company..............................................................28
Section 6.2       Access to Information; Financing...............................................................32
Section 6.3       Acquisition Proposals..........................................................................33
Section 6.4       Employee Benefits..............................................................................36
Section 6.5       Publicity......................................................................................37
Section 6.6       Directors' and Officers' Insurance and Indemnification.........................................37
Section 6.7       Company Special Meeting; Proxy Statement.......................................................39
Section 6.8       Reasonable Best Efforts........................................................................40
Section 6.9       Sub and Surviving Corporation..................................................................42
Section 6.10      Securityholder Litigation......................................................................42
Section 6.11      Rule 16b-3.....................................................................................42
Section 6.12      Certain Tax Matters............................................................................42

                                   ARTICLE VII
                                   CONDITIONS

Section 7.1       Conditions to Each Party's Obligation to Effect the Merger.....................................43
Section 7.2       Conditions to the Obligations of Parent and Sub................................................43
Section 7.3       Conditions to the Obligations of the Company...................................................44
Section 7.4       Frustration of Closing Conditions..............................................................44

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1       Termination....................................................................................45




Section 8.2       Effect of Termination..........................................................................46
Section 8.3       Tender Offer Alternative.......................................................................47

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1       Amendment and Modification.....................................................................49
Section 9.2       Nonsurvival of Representations and Warranties..................................................49
Section 9.3       Notices........................................................................................50
Section 9.4       Interpretation.................................................................................51
Section 9.5       Counterparts...................................................................................52
Section 9.6       Entire Agreement; No Third-Party Beneficiaries.................................................52
Section 9.7       Severability...................................................................................52
Section 9.8       Governing Law..................................................................................52
Section 9.9       Jurisdiction...................................................................................52
Section 9.10      Service of Process.............................................................................53
Section 9.11      Specific Performance...........................................................................53
Section 9.12      Assignment.....................................................................................53
Section 9.13      Expenses.......................................................................................53
Section 9.14      Headings.......................................................................................53
Section 9.15      Waivers........................................................................................53
Section 9.16      WAIVER OF JURY TRIAL...........................................................................53

Exhibit A         Form of Amended and Restated Articles of Incorporation of the Company


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of February 2, 2007 (this "Agreement"), by and among Longview Fibre Company, a Washington corporation (the "Company"), Brookfield Asset Management Inc., an Ontario corporation ("Parent"), and Horizon Acquisition Co., a Washington corporation and wholly-owned subsidiary of Parent ("Sub").

                  WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

                  Section 1.1 Definitions. As used in this Agreement, except as otherwise provided herein, the following terms have the meanings set forth below:

                  "Acquisition Proposal" means any proposal or offer made by any Person or Persons other than Parent, Sub or any Affiliate thereof (i) to acquire (whether in a single transaction or a series of related transactions), other than in the transactions contemplated by this Agreement, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 30% or more of any class of equity securities of the Company or (B) assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 30% or more of the Company's consolidated assets, or (ii) related to any merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries as a result of which any Person or "group" (as defined under Section 13(d) of the Exchange Act) would acquire assets, securities or businesses described in clause (i).

                  "Affiliate" has the meaning set forth in Rule l2b-2 of the Exchange Act.

                  "Agreement" has the meaning set forth in the Preamble.

                  "Articles of Merger" has the meaning set forth in Section 2.2.

                  "Banc of America Securities" has the meaning set forth in
Section 4.18.

                  "Benefit Plans" has the meaning set forth in Section 4.8(a).

                  "Book-Entry Shares" has the meaning set forth in Section
3.1(d).

                  "Business Day" means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

                  "CB Employees" has the meaning set forth in Section 6.4(c).

                  "Certificates" has the meaning set forth in Section 3.1(d).

                  "CIC Plans" has the meaning set forth in Section 6.4(b).

                  "Cleanup" means all actions required, or which a Governmental Entity would have authority to require, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

                  "Closing" has the meaning set forth in Section 2.3.

                  "Closing Date" has the meaning set forth in Section 2.3.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" has the meaning set forth in Section 3.1(a).

                  "Company" has the meaning set forth in the Preamble.

                  "Company Acquisition Agreement" has the meaning set forth in
Section 6.3(d).

                  "Company Adverse Recommendation Change" has the meaning set forth in Section 6.3(d).

                  "Company Adverse Recommendation Notice" has the meaning set forth in Section 6.3(d).

                  "Company Charter Documents" has the meaning set forth in
Section 4.1.

                  "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

                  "Company Material Adverse Effect" means any change, development, event or effect that has or is reasonably likely to have a material adverse effect on the business, assets, continuing operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, developments, events and effects that are generally applicable to (i) the industries or markets in which the Company and its Subsidiaries operate, (ii) the United States economy or (iii) the United States securities and capital markets shall be excluded from the determination of Company Material Adverse Effect (in each case under (i), (ii) and (iii), only to the extent that such changes, developments, events or effects do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to competitors of the Company and its Subsidiaries in the industries in which the Company and its Subsidiaries operate); and provided further that any adverse change, development, event or effect on the Company and its Subsidiaries resulting from (A) the execution and performance of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, or any litigation resulting therefrom, (B) any acts of terrorism or war, or (C) changes (after the date of this Agreement) in any Law or accounting regulations or principles applicable to the Company or any of its Subsidiaries (to the extent that such changes do not materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to competitors of the Company and its Subsidiaries in the industries in which the Company and its Subsidiaries operate), (D) the failure of Parent to consent (other than under circumstances in which Parent is entitled to withhold such consent pursuant to Section 6.1) to any of the actions proscribed in Section 6.1 and (E) a decrease in the market price of the Common Stock (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, development, event or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect) shall also be excluded from the determination of Company Material Adverse Effect.

                  "Company Material Contracts" has the meaning set forth in
Section 4.21(b).

                  "Company Shareholder Approval" has the meaning set forth in
Section 4.3(c).

                  "Company SEC Reports" has the meaning set forth in Section 4.5(a).

                  "Company Special Meeting" has the meaning set forth in Section 6.7(a).

                  "Confidentiality Agreement" has the meaning set forth in
Section 6.2(a).

                  "Consideration Fund" has the meaning set forth in Section 3.2(a).

                  "Continuing Director" means (i) any member of the board of directors of the Company, while such Person is a member of the board of directors of the Company, who is not an Affiliate or associate (as such term is defined under the Exchange Act) of Parent or Sub or a representative, designee or nominee of Parent or Sub or of any such Affiliate or associate, and who was a member of the board of directors of the Company on the date of this Agreement, and (ii) any Person who becomes a member of the board of directors of the Company after the date of this Agreement, while such Person is a member of the board of directors of the Company, who is not an Affiliate or associate of Parent or Sub or a representative, designee or nominee of Parent or Sub or of any such Affiliate or associate, if such Person's nomination for election, or election, to the board of directors of the Company is recommended or approved by a majority of the Continuing Directors.

                  "Contract" means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

                  "Dissenting Shares" has the meaning set forth in Section
3.3(a).

                  "Effective Time" has the meaning set forth in Section 2.2.

                  "Election Period" has the meaning set forth in Section 8.3(a).

                  "Employees" has the meaning set forth in Section 6.4(c).

                  "Environmental Claim" means any claim, notice, directive, action, cause of action, investigation, suit, demand or abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the presence or Release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.

                  "Environmental Laws" means all applicable Laws relating to timberland management and operation, human health and safety (solely as it relates to exposure to Hazardous Materials), pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. ss. 2701 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. ss. 1531 et seq.), the Occupational Safety and Health Act (15 U.S.C. ss. 651 et seq.) (solely as it relates to exposure to Hazardous Materials), and other similar state and local statutes, in effect as of the date hereof.

                  "ERISA" has the meaning set forth in Section 4.8(a).

                  "ERISA Affiliate" has the meaning set forth in Section 4.8(a).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Filed Company SEC Reports" has the meaning set forth in
Section 4.6.

                  "GAAP" has the meaning set forth in Section 4.5(a).

                  "Goldman Sachs" has the meaning set forth in Section 4.18.

                  "Governmental Entity" has the meaning set forth in Section
4.4.

                  "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Parties" has the meaning set forth in Section 6.6(a).

                  "Insurance Policies" has the meaning set forth in Section
4.22.

                  "Insured Parties" has the meaning set forth in Section 6.6(b).

                  "Intervening Event" means an event, unknown to the board of directors of the Company as of the date of this Agreement (or, if known, the material consequences of which are not known to or understood by the board of directors of the Company as of the date of this Agreement), which event (or any material consequence of which) becomes known to or by (or understood by) the board of directors of the Company prior to the Company Shareholder Approval and which causes the board of directors of the Company to determine in good faith, after consultation with its outside legal counsel, that its failure to effect a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors' fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) changes in the price or value of timber, timberlands or other products currently produced by the Company or one of its Subsidiaries, (iii) an increase in the market price of the Common Stock (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any change, development, event or effect underlying such an increase in market price constitutes an Intervening Event).

                  "Intervening Event Termination Notice" has the meaning set forth in Section 8.2(a).

                  "IRS" has the meaning set forth in Section 4.8(c).

                  "knowledge" means such facts and other information that as of the date of determination are actually known to the chief executive officer, president, chief financial officer or general counsel of the referenced party, or, with respect to the Company, the senior vice president for manufacturing and sales or the senior vice president for timber.

                  "Law" means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, writ, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

                  "Lien" means any pledge, mortgage, security interest or other encumbrance of any kind or nature whatsoever.

                  "Limited Access Agreement" means the Limited Access Agreement, entered into as of December 1, 2006, by and between the Company on behalf of itself and its wholly owned subsidiaries and Parent.

                  "Maximum Amount" has the meaning set forth in Section 6.6(b).

                  "Merger" has the meaning set forth in Section 2.1.

                  "Merger Consideration" has the meaning set forth in Section 3.1(a).

                  "Minimum Condition" has the meaning set forth in Section
8.3(b).

                  "Non-CB Employees" has the meaning set forth in Section
6.4(a).

                  "Offer" has the meaning set forth in Section 8.3(b).

                  "Offer Completion Period" has the meaning set forth in Section 8.3(b).

                  "Offering Materials" has the meaning set forth in Section 6.2(c).

                  "Parent" has the meaning set forth in the Preamble.

                  "Parent Material Adverse Effect" means any material adverse change in, or material adverse effect on, the ability of Parent or Sub to, in a timely manner, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

                  "Parent Plans" has the meaning set forth in Section 6.4(d).

                  "Paying Agent" has the meaning set forth in Section 3.2(a).

                  "Permit" has the meaning set forth in Section 4.11.

                  "Permitted Lien" means any (i) Lien reserved against or identified in the financial statements (including the related notes) of the Company included in the Filed Company SEC Reports, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Lien for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (iii) mechanics', materialmen's, carriers', workers', landlords', loggers', woodsmen's, repairmen's, warehousemen's and other similar Lien arising or incurred in the ordinary and usual course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (iv) Lien imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (v) mineral leases (including rock, gravel and sand) on timberlands, (vi) Lien that does not materially detract from the value or materially interfere with any present or intended use of such property or assets, and (vii) Contracts entered into in the ordinary course of business between the Company and its Subsidiaries providing for the harvesting of timber on timberlands of the Company or Subsidiaries of the Company and the rights of third parties under Contracts with the Company's Subsidiaries in the ordinary course of business providing for the harvesting of such timber.

                  "Person" means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

                  "Post-Signing Returns" has the meaning set forth in Section 6.12(b)(ii).

                  "Proxy Statement" has the meaning set forth in Section 6.7(b).

                  "Qualifying Tail Policy" has the meaning set forth in Section 6.6(b).

                  "REIT" means a real estate investment trust within the meaning of sections 856 through 860 of the Code.

                  "Release" means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

                  "Representatives" has the meaning set forth in Section 6.2(a).

                  "Restraints" has the meaning set forth in Section 7.1(b).

                  "Rights Agreement" means the Rights Agreement, dated as of March 1, 1999, between the Company and Wells Fargo Bank, N.A., as successor rights agent.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Second-Step Merger" has the meaning set forth in Section 8.3(c).

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Skadden" has the meaning set forth in Section 7.2(d).

                  "Sub" has the meaning set forth in the Preamble.

                  "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

                  "Superior Proposal" means any bona fide, written offer made by a third party to acquire, directly or indirectly, more than 66 2/3% of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, which the board of directors of the Company determines in good faith (after consultation with its outside counsel and financial advisor) to be more favorable to the Company's shareholders from a financial point of view than the Merger, taking into account at the time of determination any changes to the terms of this Agreement proposed by Parent and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, all financial, legal, regulatory and other aspects of such proposal).

                  "Surviving Corporation" has the meaning set forth in Section 2.1.

                  "Tax Return" means any report, return, document, claim for refund, estimate, declaration or other information or filing (including any attachment thereto or any amendment thereof) supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

                  "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, and shall include any liability in respect of any items described above as a transferee or successor, pursuant to Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

                  "Tender Offer Election" has the meaning set forth in Section 8.3(a).

                  "Tender Offer Launch Period" has the meaning set forth in
Section 8.3(b).

                  "Tender Offer Waiver" has the meaning set forth in Section 8.3(a).

                  "Termination Date" has the meaning set forth in Section 8.1(b)(i).

                  "Termination Fee" has the meaning set forth in Section 8.2(b).

                  "Transfer Taxes" has the meaning set forth in Section 6.12(a).

                  "United States" means the United States of America.

                  "WBCA" means the Washington Business Corporation Act, as amended.

                  Section 1.2 Other Definitional Provisions; Interpretation.

                         (a) The words "hereof," "herein" and "herewith" and
words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

                         (b) Whenever "include," "includes" or "including" is
used in this Agreement, such word shall be deemed to be followed by the phrase "without limitation."

                         (c) Words describing the singular number shall be
deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

                         (d) When used in reference to information or
documents, the phrase "made available" means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

                         (e) The phrases "the date of this Agreement" and "the
date hereof" and terms or phrases of similar import shall be deemed to refer to February 2, 2007, unless the context otherwise requires.

                         (f) Terms defined in the text of this Agreement as
having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.


                                  ARTICLE II
                                  THE MERGER

                  Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the WBCA, at the Effective Time, the Company and Sub shall consummate a merger (the "Merger") pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the "Surviving Corporation") in the Merger and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as provided in Section 2.4. The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

                  Section 2.2 Effective Time. Parent, Sub and the Company shall cause articles of merger (the "Articles of Merger") to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Washington for filing as provided in the WBCA, and shall make all other deliveries, filings or recordings required by the WBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Washington, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the WBCA, and such time on such date of effectiveness is hereinafter referred to as the "Effective Time."

                  Section 2.3 Closing. The closing of the Merger (the "Closing") will take place at 9:00 A.M., Central Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the "Closing Date").

                  Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit A and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by the WBCA and such articles of incorporation. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Longview Fibre Company, until thereafter amended as provided by the WBCA, the articles of incorporation of the Surviving Corporation and such bylaws.

                  Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.


                                 ARTICLE III
                             CONVERSION OF SHARES

                  Section 3.1 Conversion of Shares.

                         (a) At the Effective Time, each share of the
Company's common stock, ascribed value $1.50 per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, be converted into the right to receive from Parent $24.75 in cash (the "Merger Consideration") without any interest thereon.

                         (b) Each share of common stock, no par value per
share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of the common stock, no par value per share, of the Surviving Corporation.

                         (c) All shares of Common Stock that are owned by
Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                         (d) At the Effective Time, each share of Common Stock
converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and retired and shall cease to exist, and the holders immediately prior to the Effective Time of such shares of outstanding Common Stock not represented by certificates ("Book-Entry Shares") and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the "Certificates") shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

                         (e) Without in any way limiting the covenants in
Section 6.1, if at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change. In addition, the Merger Consideration shall be reduced by an amount equal to the quotient obtained by dividing (i) the aggregate amount of all dividends (if any) paid by the Company pursuant to Section 6.1(c)(ii) and Section 6.12(b)(v) hereof by
(ii) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, dividends permitted under Section 6.1(c)(i) shall not result in any reduction of the Merger Consideration.

                         (f) Notwithstanding anything to the contrary in this
Agreement (but without in any way limiting the covenants in Section 6.1), the consummation of the Merger shall not affect the Surviving Corporation's obligation to pay all dividends and other distributions on the Common Stock that are authorized with a record date prior to and remain unpaid at the Effective Time. For the avoidance of doubt, notwithstanding the occurrence of the Effective Time, neither the Merger nor anything in this Agreement shall affect the right of any Person to receive dividends or other distributions on the Common Stock authorized with a record date prior to and remaining unpaid at the Effective Time.

                  Section 3.2 Exchange of Certificates and Book-Entry Shares.

                         (a) At or prior to the Closing, Parent shall deliver
or cause to be delivered, in trust, to Wells Fargo Bank, N.A. (the "Paying Agent"), for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the "Consideration Fund") to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares. In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payments.

                         (b) Promptly after the Effective Time, Parent shall
cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section
3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent, which shall have been cancelled pursuant to Section 3.1(c), and other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without any interest thereon, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

                         (c) The Consideration Fund shall be invested by the
Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

                         (d) The Merger Consideration paid in respect of
shares of Common Stock upon the surrender for exchange of Book-Entry Shares or Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock previously represented by such Book-Entry Shares or Certificates. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

                         (e) Any portion of the Consideration Fund (including
the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. From and after the Effective Time, the holders of Certificates or Book-Entry shares that evidenced ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this
Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

                         (f) Notwithstanding the foregoing, neither the Paying
Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

                         (g) If any Certificate shall have been lost, stolen
or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this
Article III.

                         (h) Subject to Section 6.12(a), Parent, the Surviving
Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of shares of Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

                  Section 3.3 Shares of Dissenting Shareholders.

                         (a) Notwithstanding anything in this Agreement other
than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Chapter 23B.13 of the WBCA and who has exercised, when and in the manner required by Chapter 23B.13 of the WBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Chapter 23B.13 of the WBCA in connection with the Merger ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder's right to obtain payment of the fair value of such shareholder's Dissenting Shares under Chapter 23B.13 of the WBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Chapter 23B.13 of the WBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time), and holders of Dissenting Shares shall have no rights as a shareholder of the Surviving Corporation with respect to such Dissenting Shares, except those provided under Chapter 23B.13 of the WBCA.

                         (b) If any shareholder who holds Dissenting Shares
effectively withdraws or loses (through failure to perfect or otherwise) such shareholder's right to obtain payment of the fair value of such shareholder's Dissenting Shares under Chapter 23B.13 of the WBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder's shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without any interest thereon, as set forth in subsection (a) of Section 3.1 or converted or cancelled in accordance with subsections (b) or (c) of Section 3.1, as applicable.

                         (c) The Company shall give Parent (i) prompt notice
of any notices of intent to demand payment for any shares of Common Stock, attempted withdrawals of such demands for payment and any other instruments served pursuant to the WBCA and received by the Company relating to the exercise of dissenters' rights under Chapter 23B.13 of the WBCA and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to the exercise of dissenters' rights under the WBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to the exercise of dissenters' rights or settle or offer to settle any demands for payment with respect to Dissenting Shares.


                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement or in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

                  Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent a correct and complete copy of its articles of incorporation and bylaws (the "Company Charter Documents"), as currently in effect, and is not in violation of any provision of its articles of incorporation or bylaws.

                  Section 4.2 Capitalization.

                         (a) The authorized capital stock of the Company
consists of (i) 150,000,000 shares of Common Stock, 65,779,118 of which were issued and outstanding as of the date hereof and (ii) 2,000,000 shares of preferred stock, no ascribed or par value per share, none of which was issued or outstanding as of the date hereof. All of the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. As of the date hereof, other than pursuant to the Rights Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities, stock appreciation or similar rights or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

                         (b) All of the outstanding shares of capital stock or
equivalent equity interests of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens.

                         (c) Neither the Company nor any of its Subsidiaries
own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

                  Section 4.3 Authorization; Validity of Agreement; Company Action.

                         (a) The Company has the requisite corporate power and
authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and, except for, with respect to the Merger, obtaining the approval of its shareholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval by the Company's shareholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Sub), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                         (b) The board of directors of the Company has (i)
determined that it is in the best interests of the Company's shareholders for the Company to consummate the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 6.3, to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger.

                         (c) The affirmative vote (in person or by proxy) of
the holders of not less than two-thirds of the outstanding shares of Common Stock at the Company Special Meeting in favor of the approval of this Agreement (the "Company Shareholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

                  Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of a Contract or Permit, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with
(A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act, (D) New York Stock Exchange rules and listing standards and (E) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency, whether domestic, foreign or multinational (a "Governmental Entity"), except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Liens that would not have a Company Material Adverse Effect (without giving effect to clause (A) of the definition of such term), and, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Company to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated hereby.

                  Section 4.5 SEC Reports.

                         (a) The Company has filed all reports and other
documents with the SEC required to be filed by the Company since October 31, 2005 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports and none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

                         (b) The chief executive officer and principal
financial officer of the Company have made all certifications required by
Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certificates were complete and correct when made.

                  Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since October 31, 2005, (b) liabilities and obligations as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of October 31, 2005 (including the notes thereto) included in the Company SEC Reports filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Reports"), (c) liabilities and obligations incurred in connection with the Merger or, with respect to liabilities and obligations incurred on or after the date hereof, that are permitted by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, and (e) other liabilities and obligations that are disclosed as exceptions to any other representation or warranty contained in this Article IV, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or the notes thereto as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

                  Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since October 31, 2005, the Company has not suffered a Company Material Adverse Effect and (b) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

                  Section 4.8 Employee Benefit Plans; ERISA.

                         (a) Section 4.8(a) of the Company Disclosure Schedule
sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (any such trade or business, an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries, other than any "multiemployer plan" within the meaning of section 3(37) of ERISA) (the "Benefit Plans"). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or in the case of any Benefit Plan that is not in writing, a written description thereof).

                         (b) Except as would not, individually or in the
aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Benefit Plan is now and has been operated in accordance with the requirements of all applicable Laws, including ERISA and the Code, and in accordance with its terms.

                         (c) Each Benefit Plan intended to qualify under
section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the United States Internal Revenue Service (the "IRS") with respect to such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of such Benefit Plan.

                         (d) With respect to each Benefit Plan that is not a
"multiemployer plan" (within the meaning of section 3(37) or 4001(a)(3) of ERISA) or except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under section 4042 of ERISA to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

                         (e) To the knowledge of the Company, there are no
material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine claims for benefits), and, as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                         (f) The consummation of the transactions contemplated
by this Agreement will not, either alone or in combination with another event,
(i) entitle any current or former employee, officer, or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment under a Benefit Plan or (ii) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such employee, officer or director under a Benefit Plan.

                  Section 4.9 Litigation. There is (a) no action, claim, suit, proceeding or governmental or regulatory investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) no injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Entity, except such actions, claims, suits, proceedings, governmental or regulatory investigations, injunctions, orders, judgments, rulings or decree that would not, individually, be material to the Company and its Subsidiaries, taken as a whole, or, in the aggregate, have a Company Material Adverse Effect.

                  Section 4.10 Compliance with Law. The Company and its Subsidiaries are in compliance with all Laws, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except such non-compliance that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Permits, Taxes, Environmental Laws or labor matters, which, solely with respect to compliance with Laws, are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.12,
Section 4.15 and Section 4.16, respectively.

                  Section 4.11 Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case, necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except for such Permits the failure of which to hold or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Permits, except such non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  Section 4.12 Taxes.

                         (a) Each of the Company and its Subsidiaries has (i)
timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes that are required to be paid.

                         (b) There are no material ongoing federal, state,
local or foreign audits, examinations, litigations or administrative proceedings of or with respect to any Tax Return or Tax matter of the Company or its Subsidiaries, and, to the knowledge of the Company, none have been threatened in writing.

                         (c) There are no outstanding written requests,
agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

                         (d) Neither the Company nor any of its Subsidiaries
is a party to any agreement providing for the allocation or sharing of Taxes.

                         (e) There are no material liens for Taxes upon the
assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

                         (f) The Company (i) has, since January 1, 2006, been
organized and operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT and
(ii) has not taken any action or omitted to take any action that would reasonably be expected to result in a successful challenge by the United States Internal Revenue Service to the Company's ability to elect to be a REIT for the fiscal year ending December 31, 2006.

                         (g) No Subsidiary of the Company, excluding any
Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of section 856(c)(4)(B)(iii) of the Code, is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of section 856(i)(2) of the Code or as a "taxable REIT subsidiary" within the meaning of section 856(l) of the Code. Each Subsidiary of the Company that is a partnership, joint venture or limited liability company and which has not elected to be a "taxable REIT subsidiary" within the meaning of section 856(l) of the Code (i) has been since January 1, 2006 treated for U.S. federal income tax purposes as a partnership or disregarded entity and not as a corporation or an association taxable as a corporation and (ii) has not since the latest of January 1, 2006, its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate section 856(c)(4) of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under sections 857(b), 860(c) or 4981 of the Code that has not been previously paid. To the knowledge of the Company, (A) neither the Company nor any of its Subsidiaries (other than a "taxable REIT subsidiary" within the meaning of section 856(l) of the Code or any subsidiary of a "taxable REIT subsidiary") has engaged at any time in any "prohibited transaction" within the meaning of section 857(b)(6) of the Code and (B) neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions, and excess interest" described in section 857(b)(7) of the Code.

                         (h) All material amounts of Taxes required to be
withheld by the Company and each of its Subsidiaries have been timely withheld, to the extent required by applicable Law, and paid over to the appropriate Governmental Entity. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, (ii) has engaged in any "listed transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(2), (iii) has requested any extension of time within which to file any material Tax Return that has not yet been filed or (iv) has requested a private letter ruling from the IRS or comparable rulings from other Governmental Entities. To the knowledge of the Company, no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, no unresolved claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

                  Section 4.13 Tangible Assets. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets (including timber) necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

                  Section 4.14 Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all items of intellectual property that are necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there is no claim pending or, to the knowledge of the Company, threatened, that the Company or any of its Subsidiaries is in violation of any intellectual property rights of any third party, and, to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not violate any intellectual property rights of any third party.

                  Section 4.15 Environmental.

                         (a) Each of the Company and its Subsidiaries is, and
has, since October 31, 2005, been, in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such failures to be in compliance as would not be material to the Company and its Subsidiaries, taken as a whole.

                         (b) Neither the Company nor any of its Subsidiaries
has received written notice of any Environmental Claims against the Company or any Subsidiary that would, if the Company or any such Subsidiary were found to be liable, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                         (c) To the knowledge of the Company, with respect to
the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that would be expected to require a Cleanup, other than any such Cleanups that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  Section 4.16 Labor Matters.

                         (a) There are no pending or, to the knowledge of the
Company, any threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries, and, further, there have been no material strikes, lockouts or work stoppages within the past three years.

                         (b) Section 4.16(b) of the Company Disclosure
Schedule lists collective bargaining agreements between the Company and/or one or more of its Subsidiaries and a labor union or labor organization as of the date hereof. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any other collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date hereof and to the knowledge of the Company, there are no labor organizational campaigns, representation or certification proceedings or petitions seeking a representation proceeding with respect to any of the employees of the Company or any of its Subsidiaries.

                         (c) As of the date hereof, there is no unfair labor
practice, labor arbitration or grievance proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

                         (d) Except as would not be material to the Company
and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including those related to discrimination, health and safety, leaves of absence, wages, hours, worker classification and collective bargaining, and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, and all applicable immigration Laws, including provisions relating to the completion and retention of Forms I-9. There is no claim with respect to payment of wages, salary or overtime pay or any other employment practice that is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries which would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

                         (e) The Company has made available to Parent complete
and accurate copies of all employment manuals and policies covering employees of the Company or its Subsidiaries.

                  Section 4.17 Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto) will not, at the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Special Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger will comply in all material respects with the provisions of the Exchange Act.

                  Section 4.18 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Goldman, Sachs & Co. ("Goldman Sachs") and Banc of America Securities LLC ("Banc of America Securities"), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder's or similar fee or commission, or reimbursement of expenses, in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                  Section 4.19 Opinions of Financial Advisors. The board of directors of the Company has received the separate opinions of Goldman Sachs and Banc of America Securities, in each case dated February 2, 2007, to the effect that, as of such date and based upon and subject to the matters set forth in such opinion, the Merger Consideration to be received by holders of Common Stock (other than Parent, Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

                  Section 4.20 Rights Agreement. The Company has taken all actions necessary (subject only to execution and delivery of certain instruments by the Rights Agent, as defined in the Rights Agreement, which the Company shall cause to take place as soon as reasonably practicable after the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the Merger, (b) ensure that (i) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as such term is defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of each of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Merger and (c) cause the Rights Agreement to terminate immediately prior to the Effective Time. The Company has made available to Parent on or prior to the date hereof a true and correct copy of the Rights Agreement and all amendments thereto and exemptions, redemptions and waivers thereunder.

                  Section 4.21 Material Contracts.

                         (a) Section 4.21(a) of the Company Disclosure
Schedule sets forth, as of the date hereof, a true and complete list of all written contracts, agreements, arrangements and understandings to which the Company or any of its Subsidiaries is a party or by which any of its respective assets or operations may be bound that are:

                              (i) Contracts the entering into of which by the Company or a Subsidiary of the Company after the date hereof would, individually, be prohibited under Section 6.1(e) without the consent of Parent;

                              (ii) Contracts that materially restrict the Company and its Subsidiaries or any corporate Affiliate thereof from competing in any material line of business or with any Person in any geographical area;

                              (iii) Contracts granting a conservation easement to any Person with respect to real property of the Company or any of its Subsidiaries, in any individual case with respect to more than 500 contiguous acres of land;

                              (iv) Contracts granting timber cutting rights with respect to the timberlands of the Company and its Subsidiaries (other than Contracts for timber cutting services provided to the Company and its Subsidiaries) to any Person other than a Subsidiary of the Company for more than 1,000,000 board feet in the case of any one such Contract;

                              (v) Contracts, including mortgages or other grants of material security interests, guarantees and notes, relating to the borrowing of money in an amount greater than $20 million, individually or in the aggregate; and

                              (vi) Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement, other than any such Contracts between or among the Company and/or Subsidiaries of the Company.

                         (b) Each of the Contracts required to be listed on
Section 4.21(a) of the Company Disclosure Schedule (collectively, the "Company Material Contracts") is in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no existing defaults by the Company and its Subsidiaries, or, to the knowledge of the Company, any other party, under such Contracts, which would, individually or in the aggregate, have a Company Material Adverse Effect. True, accurate and complete copies of the Company Material Contracts and of all Contracts pursuant to which the execution of this Agreement or the consummation of the Merger would give rise to or trigger any rights of a party thereto under any "change of control" or similar provision contained therein which would result in (x) any material financial liability or (y) result in a termination right with respect to any Company Material Contract, have been made available to Parent prior to the date hereof. The Company has made available to Parent a true and complete copy of each CIC Plan and all amendments thereto.

                         (c) Section 4.21(c) of the Company Disclosure
Schedule sets forth the Company's aggregate committed spending for capital projects as of the date hereof and each such project for which the Company's committed spending as of the date hereof exceeds $1,000,000.

                  Section 4.22 Insurance. Section 4.22(a) of the Company Disclosure Schedule sets forth, except as to those insurance policies provided by other named insureds where the Company is an additional party insured, a list of the material insurance policies held by or for the benefit of the Company or its Subsidiaries (the "Insurance Policies"). The Company and its Subsidiaries maintain insurance coverage with insurers, or self-insure, in such amounts and covering such risks as they in their good-faith judgment believe to be reasonable for the businesses of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by the Company or its Subsidiaries pending under any the Insurance Policies that (i) has been denied or disputed by the insurer and (ii) would be material to the Company and its Subsidiaries, taken as a whole. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or its Subsidiaries, except for any failures to be in full force and effect, failures to pay premiums and cancellations or terminations the effects of which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

                  Section 4.23 No Other Representations. Except for the representations and warranties contained in this Article IV and in the certificate delivered pursuant to Section 7.2(c), neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

                                  ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub jointly and severally represent and warrant to the Company as follows:

                  Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a correct and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.

                  Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to approve this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. Parent has delivered to the Company a true, accurate and complete copy of the written consent of the sole shareholder of Sub approving this Agreement and the consummation of the transactions contemplated hereby, and such written consent has not been modified or revoked. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute

(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien, except a Permitted Lien, upon any of the respective properties or assets of, Parent or Sub under, any of the terms, conditions or provisions of a Contract or Permit, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the WBCA, (B) requirements under other state corporation Laws, (C) the HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, or notification to, or require Parent or Sub to obtain any authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, terminations, cancellations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                  Section 5.4 Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  Section 5.5 Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Special Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading

                  Section 5.6 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder's or similar fee or commission, or reimbursement of expenses, in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                  Section 5.7 Sufficient Funds. Parent has, and as of the Closing will have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent's and Sub's obligations under this Agreement, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith.

                  Section 5.8 Share Ownership. None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.

                  Section 5.9 Acquiring Person. None of Parent, Sub or their respective Affiliates is or ever has been an "acquiring person" (as defined in section 23B.19.020 of the WBCA) with respect to the Company.

                  Section 5.10 Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV and the representations and warranties in the certificate delivered pursuant to
Section 7.2(c), none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any "data room," confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV and the representations and warranties in the certificate delivered pursuant to Section 7.2(c).


                                  ARTICLE VI
                                   COVENANTS

                  Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except
(w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

                         (a) issue, deliver, sell, dispose of, pledge or
otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

                         (b) redeem, purchase or otherwise acquire, or propose
to redeem, purchase or otherwise acquire, any outstanding Common Stock;

                         (c) split, combine, subdivide or reclassify any
Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any of its capital stock or otherwise make any payments to shareholders in their capacity as such, other than, with respect to the Company, (i) the declaration and payment of regular quarterly cash dividends or distributions in accordance with past dividend policy and except for dividends or other distributions by a wholly-owned Subsidiary of the Company and dividends or other distributions required to be paid by the Company to maintain its status as a REIT or to eliminate any United States federal income tax liability of the Company as determined under sections 857, 858 or 4981 of the Code;

                         (d) adopt a plan of complete or partial liquidation,
dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

                         (e) other than (i) in the ordinary course of business
consistent with past practice or (ii) to facilitate cutting rights for timber benefiting the Company's Subsidiaries, sell, transfer, lease or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), except a Permitted Lien, any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; provided that the Company and its Subsidiaries shall not (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), prior to the Effective Time, (A) provide third parties timber cutting rights on the timberlands of the Company and its Subsidiaries (other than Contracts for timber cutting services provided to the Company and its Subsidiaries) in an amount exceeding $5,000,000 in the aggregate, (B) sell capital assets in an amount exceeding $2,000,000 in any 90-consecutive-day period, (C) sell higher-and-better-use lands in an amount exceeding $2,500,000 in any 90-consecutive-day period or
(D) sell the Company's Central and Eastern region converting plants businesses, timber and timberlands business or other manufacturing businesses;

                         (f) other than (i) any acquisition of timberlands
with a purchase price not in excess of $1,000,000 individually or $5,000,000 in the aggregate, (ii) acquisitions of capital assets permitted by Section 6.1(n) or (iii) acquisitions of non-capital assets in the ordinary course of business, directly or indirectly acquire any assets or all or a material portion of the assets of any other Person or directly or indirectly acquire any other Person or any division or business of any other Person;

                         (g) except in the ordinary course of business
consistent with past practice, incur or assume any indebtedness for borrowed money, except for working-capital purposes pursuant to the Company's existing credit agreement, in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;

                         (h) (i) grant any increases in the compensation of
any of the Company's directors or officers or enter into any new employment or severance agreements with any such director or officer or (ii) increase the salaries, wages and benefits of employees (other than officers) other than, in the case of (i) and (ii) above, any increase made (w) as required by Law, (x) in the ordinary course of business and in amounts and in a manner consistent with past practice, (y) pursuant to any employment agreement or Benefit Plan in effect on the date hereof or (z) pursuant to any collective bargaining agreement;

                         (i) except as may be contemplated by this Agreement
or in the ordinary course of business consistent with past practice, terminate or materially amend any Benefit Plans;

                         (j) make, change, revoke or rescind (i) any election
relating to Taxes if such action would adversely affect the Company's ability to elect to be a REIT for the fiscal year ending December 31, 2006 or thereafter or (ii) any material election relating to Taxes or Tax Returns;

                         (k) file any material amended Tax Return, settle or
compromise any material liability for Taxes, surrender any material claim for a refund of Taxes or enter into any closing agreement relating to any material Tax;

                         (l) change any of the financial or Tax accounting
methods, principles or practices or change the annual financial or Tax accounting period used by the Company unless required by GAAP;

                         (m) amend the Company Charter Documents or the
equivalent documents of any of the Subsidiaries of the Company;

                         (n) make any capital expenditure(s) other than (i)
capital expenditures in the manufacturing businesses of the Company and its Subsidiaries not in excess of $7,000,000 in any 90-consecutive-day period,
(ii) capital expenditures in the timber and timberlands businesses of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (iii) capital expenditures for emergency repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement to avoid significant diminution in the value of the manufacturing businesses or the timber and timberlands business, as the case may be, of the Company and its Subsidiaries (if reasonably practicable, after consultation with Parent) and (iv) repairs and maintenance in the ordinary course of business consistent with past practice;

                         (o) make any investment (by contribution to capital,
property transfers, purchase of securities or otherwise) in, or loan or advance (other than credit extended to customers in the ordinary course of business and travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

                         (p) (i) enter into, terminate or materially amend any
Company Material Contract or any other Contract that would have been required to be set forth on Section 4.21(a) of the Company Disclosure Schedule if entered into prior to the date hereof, other than in the ordinary course of business consistent with past practice, (ii) amend or modify the engagement letter with Goldman Sachs, Banc of America Securities or Mesirow Financial, Inc. to increase the compensation or modify the circumstances under which such compensation is payable thereunder or (iii) enter into any material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other transactions contemplated hereby;

                         (q) pay, discharge, settle or satisfy any material
claims, liabilities or obligations (whether accrued, absolute, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (i) reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Reports or (ii) incurred in the ordinary course of business; provided that this clause (q) shall not apply to settlements or compromises permitted under Section 6.1(k) or Section 6.1(r) or litigation that is subject to Section 6.10;

                         (r) settle or compromise any litigation, proceeding
or investigation, other than any such settlement or compromise where the amount paid by the Company in excess of insurance proceeds and already-reserved amounts in connection therewith does not exceed $1,500,000; provided that the aggregate amount paid in connection with such settlements and compromises (in excess of insurance proceeds and already-reserved amounts in connection therewith) shall not exceed $3,000,000;

                         (s) enter into any new collective bargaining
agreement or amend materially the wage and benefit provisions of any collective bargaining agreement, except for any replacements, renewals or extensions of collective bargaining agreements that are expiring in accordance with their terms;

                         (t) increase the amount of directors' and officers'
liability insurance coverage maintained by the Company, other than in accordance with Section 6.6; and

                         (u) enter into any contract, agreement, commitment or
arrangement to do any of the foregoing.

                  Notwithstanding the foregoing provisions of this Section 6.1, nothing in this Section 6.1 or elsewhere in this Agreement shall forbid the Company from taking, or omitting to take, as the case may be, any and all actions that, in the Company's reasonable judgment, are necessary for the Company to be able to elect to be taxed as a REIT for United States federal or applicable state income tax purposes for all fiscal years beginning with the fiscal year ending

December 31, 2006; provided, however, that the Company shall provide Parent with reasonable notice of any such action if such action would violate the covenants set forth herein but for this paragraph; provided further that the Company shall provide such notice prior to taking or omitting to take such action, to the extent that such prior notice is commercially practicable.

                  Section 6.2 Access to Information; Financing.

                         (a) The Company shall (and shall cause each of its
Subsidiaries to) afford to Parent and directors, officers, employees, counsel, investment bankers, financial advisors and sources, accountants, agents and other authorized representatives ("Representatives") of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, work-product or other legal privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in a loss of any such privilege); provided further, however, that, nothing herein shall authorize Parent or its Representatives to undertake any environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The confidentiality agreement, dated September 20, 2006 (the "Confidentiality Agreement"), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company's officers, employees and other Representatives hereunder.

                         (b) In addition, the Company shall, and shall cause
each of its Subsidiaries to, at Parent's sole expense, reasonably cooperate in connection with the arrangement of any financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, at the reasonable request of Parent, by agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company's or its Subsidiaries' assets; provided that no such pledge or grant shall be effective until the Effective Time. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with any financing arrangements of Parent prior to the Effective Time. Parent shall (x) furnish to the Company complete, correct and executed copies of any financing agreements promptly upon their execution and (y) otherwise keep the

Company reasonably informed of the status of Parent's and Sub's efforts to arrange any financing in connection with the transactions contemplated hereby.

                         (c) Notwithstanding anything contained in this
Agreement to the contrary, Parent and Sub acknowledge and agree that Parent's and Sub's obligations hereunder are not conditioned in any manner upon Parent's or Sub's obtaining any financing. The failure, for any reason, of Parent and Sub to have sufficient cash available on the Closing Date to pay the aggregate Merger Consideration in accordance with Article III and/or the failure of Parent to deliver sufficient funds to pay the aggregate Merger Consideration on the Closing Date shall constitute a willful and material breach of this Agreement. Each of Parent and Sub acknowledges and agrees that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for any financing that Parent or Sub may raise in connection with the transactions contemplated hereby. Any offering memorandum, banker's book or other materials prepared by or on behalf of Parent or Sub or any of their Affiliates, or Parent's or Sub's financing sources, in connection with Parent's or Sub's financing activities in connection with the transactions contemplated hereby (collectively, "Offering Materials") which include any information provided by or on behalf of the Company and its Affiliates shall include a conspicuous disclaimer to the effect that the Company and its Affiliates and employees of the Company and its Affiliates have no responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include a disclaimer with respect to the Company and its Affiliates and employees of the Company and its Affiliates in any oral disclosure with respect to such financing activities.

                  Section 6.3 Acquisition Proposals.

                         (a) The Company shall and shall cause its
Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal or potential Acquisition Proposal and (y) promptly (and in any event within two (2) Business Days after the date hereof) request the prompt return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or their respective Representatives and shall deny access to any virtual data room containing any such information to any party (other than Parent and its Representatives). The Company and its Subsidiaries will not, and the Company and each of its Subsidiaries will not authorize or knowingly permit any of their respective Representatives to, (i) initiate, solicit, cause, knowingly facilitate or knowingly encourage, directly or indirectly (including by way of furnishing information), the making of any Acquisition Proposal or (ii) except as permitted by Section 6.3(b), engage in negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal.

                         (b) Notwithstanding anything to the contrary
contained in this Agreement, prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval), if the board of directors of the Company receives a bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 6.3(a), the Company and its board of directors may, after providing Parent not less than 24 hours notice of its intention to take such actions, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information with respect to the Company and its Subsidiaries to, any Person or Persons making such Acquisition Proposal and their respective Representatives and sources of financing (but only after such Person or Persons enter into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less restrictive in the aggregate to the Person making such proposal than the Confidentiality Agreement); provided that (1) such confidentiality agreement may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3 and (2) the Company, concurrently with its delivery to such Person (in the case of written information) or promptly (in the case of information delivered orally), delivers to Parent all such information that is material, non-public and not previously provided to Parent), if the Company's board of directors determines in good faith, after consultation with its outside counsel and (in the case of the following clause (i) only) its financial advisor, by resolution duly adopted, (i) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to participate in such discussions or negotiations or to furnish such information would be reasonably likely to be inconsistent with the directors' fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the WBCA) under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Shareholder Approval, if the board of directors of the Company receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 6.3(a) which contains a statement or terms that are not reasonably understandable or clear on their face, the Company and its board of directors may submit written questions or requests for clarification to the Person making such Acquisition Proposal that are restricted exclusively to seeking clarification of such statement or terms so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; provided that both such Acquisition Proposal and such written request for clarification have been provided concurrently to Parent with the delivery of such written request to such party. The Company shall not agree to waive, amend or modify (excluding course of conduct) or terminate any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any action taken by Representatives of the Company or any of its Subsidiaries on behalf of the Company or any such Subsidiary that would be a violation of the restrictions set forth in Section 6.3 if taken by the Company shall be deemed to be a breach of Section 6.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof.

                         (c) The Company will promptly notify Parent (within
24 hours) of the receipt of any Acquisition Proposal and shall, in any such notice to Parent, indicate the identity of the Person (and, if such Person does not have a class of securities registered under Section 12 of the Exchange Act, its equity investors, if the Company has knowledge thereof) making such proposal and the material terms and conditions of such proposal, shall include with such notice a copy of such proposal, and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of such proposal (and the Company shall provide Parent promptly (within 24 hours) with copies of any additional written materials received that relate to such proposal).

                         (d) Except as expressly permitted by this Section
6.3(d), neither the board of directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the adoption of this Agreement or the recommendation by such board of directors or committee that shareholders of the Company approve this Agreement or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) in the event of a tender offer or exchange offer for any outstanding shares of Common Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company's shareholders within ten (10) Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the board of directors of the Company in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.3(b)) (each a "Company Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to this Section 6.3(d), the board of directors of the Company may (x) make a Company Adverse Recommendation Change in response to an Intervening Event or (y) in response to an Acquisition Proposal made after the date hereof and not otherwise resulting from a breach of this Section 6.3 that the board of directors of the Company determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a Superior Proposal (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement and concurrently with such termination enter into a Company Acquisition Agreement, subject to satisfaction of its obligations under
Section 8.2(b); provided, however, that the board of directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to clause (y) of this Section 6.3(d) or terminate this Agreement pursuant to Section 8.1(c)(ii) until immediately after the third Business Day following Parent's receipt of written notice (a "Company Adverse Recommendation Notice") from the Company advising Parent that the board of directors of the Company intends to take such action and specifying the reasons therefor, including a description of the material terms of the Superior Proposal that is the basis for the proposed action of the board of directors of the Company (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the board of directors of the Company shall not be entitled to exercise such right pursuant to such clause (y) based on such Superior Proposal, as so amended, until immediately after the third Business Day following Parent's receipt of a Company Adverse Recommendation Notice with respect to such Superior Proposal as so amended). In connection with any Company Adverse Recommendation Notice pursuant to clause (y), the Company agrees that, until immediately after the third Business Day following Parent's receipt of such Company Adverse Recommendation Notice, the Company and its Representatives shall (if Parent so requests) negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. In determining whether to make a Company Adverse Recommendation Change or terminate this Agreement in response to a Superior Proposal, the board of directors of the Company shall take into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, and for which all internal approvals of Parent have been obtained, since receipt of the applicable Company Adverse Recommendation Notice, and prior to making such change, the board of directors of the Company shall have determined in good faith, after considering the results of any such negotiations and any revised proposals made by Parent, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal. Neither making a Company Adverse Recommendation Change in accordance with this
Section 6.3(d) nor terminating this Agreement in accordance with Section 8.1(c)(ii) shall constitute a breach by the Company of this Agreement. In addition, nothing herein shall restrict the Company or its board of directors from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law or from issuing a "stop, look and listen" announcement in connection with any Acquisition Proposal.

                  Section 6.4 Employee Benefits.

                         (a) With respect to employees of the Company and its
Subsidiaries who are not covered by a collective bargaining agreement listed on Section 4.16(b) of the Company Disclosure Schedule or any replacements, renewals or extensions of such collective bargaining agreements (the "Non-CB Employees"), for a period of no less than (1) year following the Effective Time or for so long as the employee remains employed by the Company or a Subsidiary, if less than such period, Parent agrees to (i) provide or cause the Surviving Corporation to provide each Non-CB Employee with base salary or wage rates, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Non-CB Employee immediately prior to the Effective Time and (ii) provide or cause the Surviving Corporation to provide employee benefits (including retirement benefits) to each Non-CB Employee that are substantially comparable, in the aggregate, to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

                         (b) As of the Effective Time, Parent shall honor or
cause to be honored, in accordance with their terms, all written incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company's executive change-in-control policy and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee, listed in Section 6.4(b) of the Company Disclosure Schedule (collectively, the "CIC Plans"). Parent shall not, and shall cause the Surviving Corporation not to, terminate the CIC Plans or amend them in any manner without the consent of the affected current or former officer, director or employee for a period of no less than one (1) year immediately following the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b).

                         (c) With respect to employees of the Company and its
Subsidiaries who are covered by a collective bargaining agreement listed on
Section 4.16(b) of the Company

Disclosure Schedule or any replacements, renewals or extensions of such collective bargaining agreements (the "CB Employees" and, together with the Non-CB Employees, the "Employees"), Parent agrees to honor or cause to be honored all such collective bargaining agreements and provide such CB Employees with compensation and benefits as set forth in such agreements.

                         (d) With respect to each benefit plan, program,
practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which any of the Employees participate (the "Parent Plans"), for purposes of determining eligibility to participate, vesting and entitlement to benefits (including benefit accrual), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any of its Subsidiaries provides past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

                  Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Except with respect to any Company Adverse Recommendation Change or "stop, look and listen" announcement made in accordance with the terms of this Agreement, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.

                  Section 6.6 Directors' and Officers' Insurance and Indemnification.

                         (a) From and after the Effective Time, Parent and the
Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions by them in their capacities as such occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving

Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

                         (b) (i) The Company shall use commercially reasonable
efforts to obtain prior to the Effective Time "tail" insurance policies with a claims period of at least six (6) years from the Effective Time for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by the directors' and officers' liability insurance and fiduciary liability insurance policies maintained by the Company and the Company's Subsidiaries prior to the date of this Agreement (collectively, the "Insured Parties") in amount and scope at least as favorable as the directors' and officers' liability insurance and fiduciary liability insurance policies maintained by the Company and the Company's Subsidiaries on the date of this Agreement for matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (a "Qualifying Tail Policy") or (ii) if the Company shall not have obtained such tail policies (or the substitute policies referred to in clause (A) below) as of the Effective Time, Parent shall cause the Surviving Corporation to either, at its election, (x) obtain prior to and have in effect at the Effective Time a Qualifying Tail Policy or (y) maintain in effect for not less than six (6) years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's Subsidiaries for the Insured Parties with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (provided, however, that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties); provided that (A) if the Company elects to obtain tail insurance policies pursuant to clause (i) of this Section 6.6(b), in no event shall the Company obtain such tail insurance policies at a cost of more than $2,250,000 in the aggregate, and, if the aggregate cost of such tail insurance policies would exceed $2,250,000, the Company may elect to obtain tail insurance policies for the Insured Parties with the best coverage as shall then be available at an aggregate premium of $2,250,000 and (B) if Parent is required to cause the Surviving Corporation to maintain insurance pursuant to clause (ii)(y) of this Section 6.6(b), in no event shall Parent be required to expend per year of coverage more than $1,875,000 (the "Maximum Amount") to maintain or procure insurance coverage pursuant to clause (ii)(y) of this
Section 6.6(b), and if, notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by clause (ii)(y) of this Section 6.6(b), Parent shall obtain as much comparable insurance as available for the Maximum Amount.

                         (c) This Section 6.6 is intended to benefit the
Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.

                         (d) In the event that Parent, the Surviving
Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

                  Section 6.7 Company Special Meeting; Proxy Statement.

                         (a) The Company shall, in accordance with applicable
Law and the Company Charter Documents, duly call, give notice of, convene and hold a special meeting of the Company's shareholders (including any adjournment or postponement thereof, the "Company Special Meeting") as soon as practicable following the date hereof solely for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Special Meeting if this Agreement is validly terminated in accordance with Section 8.1.

                         (b) In connection with the Company Special Meeting,
the Company shall prepare a proxy statement (as amended and supplemented from time to time, the "Proxy Statement") relating to the Merger and this Agreement and shall use commercially reasonable efforts to cause the preliminary Proxy Statement to be filed with the SEC no later than the fifteenth Business Day immediately following the date of this Agreement. Parent shall promptly provide to the Company any information concerning itself and its Affiliates required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and, after consulting with Parent, the Company shall promptly file the preliminary Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent. Prior to the time of obtaining the Company Shareholder Approval, each of the Company, Parent and Sub shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect, and the Company shall, in accordance with the procedures set forth in this Section 6.7(b), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

                  Section 6.8 Reasonable Best Efforts.

                         (a) Upon the terms and subject to the conditions set
forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfying all closing conditions);
(ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party;
(iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. Parent shall not, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly through one or more of its controlled Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division thereof, that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section
7.1 or Section 7.3 or the consummation of the Merger. Without limiting this
Section 6.8(a), Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental

Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including (y) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or (z) otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided that, notwithstanding the foregoing or anything else in this Agreement to the contrary, Parent shall be required to take any of the actions described in clauses (y) and (z) of this Section 6.8(a) only to the extent reasonably necessary to consummate the Merger and the other transactions contemplated by this Agreement prior to the Termination Date. The Company shall be required to take any of the actions described in clauses (y) and (z) of this Section 6.8(a) only if requested by Parent and conditioned upon the consummation of the Merger.

                         (b) In connection with and without limiting the
generality of Section 6.8(a), each of Parent and Company shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger and the transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and transactions contemplated hereby.

                         (c) Each of the Company, Parent and Sub shall give
prompt notice to the other parties of (i) any notice or other communication from any Governmental Entity in connection with the Merger, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger and the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified by materiality, Company Material Adverse Effect, Parent Material Adverse Effect or similar words, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8(c) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, however, that the failure of the Company to perform its obligations pursuant to this Section 6.8(c) shall not (A) affect Parent's and Sub's obligation to consummate the Merger and the transactions contemplated hereby or (B) be a basis on which Parent may terminate this Agreement, in each case except to the extent that such failure to perform shall have resulted, individually or in the aggregate, in a Company Material Adverse Effect.

                  Section 6.9 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform their respective obligations under this Agreement, (b) cause Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

                  Section 6.10 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Merger, and no settlement of such litigation shall be agreed to without Parent's prior consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (i) Parent shall not have any right to participate in the defense of any securityholder litigation and (ii) the Company can settle without the consent of Parent any securityholder litigation in which the interests of the Company, its board of directors or any of its Affiliates are adverse to the interests of Parent, its board of directors or any of its Affiliates.

                  Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

                  Section 6.12 Certain Tax Matters.

                         (a) Parent and the Company shall cooperate in the
preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Common Stock, all Transfer Taxes.

                         (b) During the period from the date of this Agreement
to the Effective Time, the Company and its Subsidiaries shall:

                         (i) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout such period;

                         (ii) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date ("Post-Signing Returns") in a manner consistent with past practice, except as otherwise required by applicable Law;

                         (iii) fully and timely pay all material Taxes due and payable in respect of such Post-Signing Returns that are so filed;

                         (iv) properly reserve (and reflect such reserve in their books and records and financial statements) for all material Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice; and

                         (v) pay any dividends or other distributions if reasonably requested in writing by Parent or otherwise necessary, in the Company's reasonable judgment, in order to maintain the Company's status as a REIT or to eliminate any United States federal income tax liability of the Company as determined under sections 857, 858 or 4981 of the Code.


                                 ARTICLE VII
                                  CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

                         (a) this Agreement shall have been approved by the
shareholders of the Company in accordance with the WBCA and the Company Charter Documents;

                         (b) no Governmental Entity having jurisdiction over
the Company, Parent or Sub shall have issued an order, decree, or ruling or taken any other action (collectively, "Restraints") enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and

                         (c) any applicable waiting period under the HSR Act
shall have expired or been terminated.

                  Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

                         (a) each of the representations and warranties of the
Company other than the representations and warranties in Section 4.2(a) and
Section 4.7(a) shall be true and accurate in all respects as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any materiality limitation, including as to "Company Material Adverse Effect", "materiality", "material adverse effect" or like words set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties in Section 4.7(a) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties in Section 4.2(a) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

                  (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

                  (c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

                  (d) The Company shall have received a tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), dated as of the Closing Date, substantially in the form set forth in Section 7.2(d) of the Company Disclosure Schedule and rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Company, that, commencing on January 1, 2006, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its actual method of operation has enabled, and its proposed method of operation will enable, the Company to meet the requirements for qualification and taxation as a REIT (determined without taking into account, or giving effect to, the Merger, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date). In rendering such opinion, Skadden shall be entitled to rely upon customary assumptions, qualifications and representations.

                  Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

                  (a) each of the representations and warranties of Parent and Sub shall be true and accurate in all respects as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any materiality limitation, including as to "Parent Material Adverse Effect", "materiality", "material adverse effect" or like words set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;

                  (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;

                  (c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

                  Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in
Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party's breach of Section 6.8(a) or Section 6.8(b).

                                 ARTICLE VIII
                                  TERMINATION

                  Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:

                  (a) by the mutual consent of the Company and Parent;

                  (b) by either the Company or Parent:

                         (i) if the Merger shall not have occurred on or prior to August 2, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, other than the conditions set forth in Section 7.1(b) and Section 7.1(c), at the Closing), then Parent or the Company may extend the Termination Date to October 2, 2007;

                         (ii) if any Restraint having the effect set forth in
          Section 7.1(b) is in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party (i) that has not complied with its obligations under
          Section 6.8(a) or Section 6.8(b) or (ii) if such Restraint was primarily due to such party's failure to perform any of its obligations hereunder; or

                         (iii) if the Company Special Meeting or any adjournment or postponement thereof at which a vote to approve this Agreement was taken shall have concluded without the receipt of the Company Shareholder Approval.

                  (c) by the Company:

                         (i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

                         (ii) in accordance with the terms and subject to the conditions of Section 6.3(d) in order to enter into an agreement for a transaction pursuant to a Superior Proposal; provided that the Company shall have paid all amounts due pursuant to Section 8.2(b); or

                         (iii) in the event that a Company Adverse
          Recommendation Change shall have occurred in response to an Intervening Event; or

                  (d) By Parent

                         (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

                         (ii) in the event that a Company Adverse
          Recommendation Change shall have occurred other than in response to an Intervening Event.

                  Section 8.2 Effect of Termination.

                  (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (any such notice pursuant to Section 8.1(c)(iii), which notice shall include a description of the Intervening Event to which it relates, being referred to herein as an "Intervening Event Termination Notice"), and this Agreement shall forthwith become null and void (except in the case of an Intervening Event Termination Notice, in which case this Agreement shall terminate and become null and void immediately after the fifth Business Day immediately following the date on which Parent receives such Intervening Event Termination Notice), and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to
(i) this Section 8.2; (ii) Section 6.3 and Section 8.3, if Parent delivers to the Company written notice of the Tender Offer Election in accordance with
Section 8.3(a), but only through the end of the Offer Completion Period; (iii)
Article IX; and (iv) the last sentence of Section 6.2(a); provided that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement and the Limited Access Agreement shall survive any such termination in accordance with their respective terms. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or willful breach of this Agreement.

                  (b) If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(iii) (subject to Section 8.3) or Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or (ii)(A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) prior to the Company Special Meeting or pursuant to Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) (but only if, in the case of such termination pursuant to Section 8.1(d)(i), the Company's breach or failure triggering such termination shall have been willful), (B) after the date hereof and prior to the Company Special Meeting (in the case of such termination pursuant to Section 8.1(b)(iii)) or the time of such termination (in the case of such termination pursuant to Section 8.1(b)(i) or Section 8.1(d)(i)), an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination and (C) within one (1) year after such termination, either (1) the Company enters into a definitive agreement with respect to such Acquisition Proposal or another Acquisition Proposal, or (2) the Company consummates a transaction contemplated by such Acquisition Proposal or another Acquisition Proposal, then the Company shall pay to Parent in cash a termination fee of $57,000,000 (the "Termination Fee"), in connection with any termination pursuant to Section 8.1(c)(iii), within two
(2) Business Days after the later of (I) the last day of the Election Period and (II) receipt by the Company of a Tender Offer Waiver; within two (2) Business Days after any termination pursuant to Section 8.1(d)(ii); and concurrently with the event under clause (C) or Section 8.1(c)(ii). Notwithstanding the foregoing, in the event of a termination pursuant to
Section 8.1(c)(iii), no Termination Fee shall be payable if a Tender Offer Election shall have been made. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

                  (c) For purposes of this Section 8.2, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that all references to "30% or more" therein shall be deemed to be references to "more than 50%." Any payment to Parent contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designed by Parent.

                  Section 8.3 Tender Offer Alternative.

                  (a) Election Period. Within five (5) Business Days immediately following the date of Parent's receipt of an Intervening Event Termination Notice (such period of five (5) Business Days, the "Election Period"), Parent shall either (i) elect to receive the Termination Fee or (ii) elect to irrevocably waive and forfeit any right to the Termination Fee by delivering notice of such election to the Company (the notice under this clause (ii) being referred to herein as the "Tender Offer Election") and proceed with the Offer as described below. If, immediately after the expiration of the Election Period, Parent has not delivered or caused to be delivered to the Company the notice of Tender Offer Election referred to in the immediately-preceding clause (ii), Parent will be deemed to have made the election under the immediately-preceding clause (i) and to have irrevocably forfeited its right to conduct a tender offer under Section 8.3(b). If Parent makes or is deemed to have made the election under the immediately-preceding clause (i), Parent shall deliver written notice of such election to the Company (such notice, the "Tender Offer Waiver") as a condition to the Company's obligation to pay the Termination Fee. Any election or deemed election pursuant to this Section 8.3(a) shall be irrevocable.

                  (b) Tender Offer. Within ten (10) Business Days after delivery by Parent of the Tender Offer Election (such ten Business Day period, the "Tender Offer Launch Period"), Sub may commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer for all, but not less than all, of the outstanding Common Stock at a purchase price per share of no less than $24.75, net to the seller in cash (the "Offer"). The Offer shall be open for a period of twenty (20) consecutive Business Days and shall expire at 12:00 midnight (12:00 A.M.), Eastern time, immediately following the twentieth Business Day of such period and may be extended only to the extent approved by two-thirds of the Continuing Directors or to the extent required by Law. The obligation of Sub to purchase and pay for shares of Common Stock tendered pursuant to the Offer shall be subject only to (i) the conditions that (A) there shall not have occurred, after the date of delivery of the Tender Offer Election, a Company Material Adverse Effect, (B) the Company's board of directors shall have approved Sub's purchase of shares of Common Stock pursuant to the Offer for purposes of Section 23B.19.040 of the WBCA and shall have amended the Rights Agreement to render the Rights Agreement inapplicable to the Offer and the Second Step Merger (provided that the condition in this clause (B) shall apply only if Parent and Sub have not materially breached this Agreement), (C) there shall be no Restraint enjoining or otherwise prohibiting consummation of the Offer and (D) any applicable waiting period under the HSR Act shall have expired and (ii) the non waivable condition that a number of shares of Common Stock representing not less than two thirds of the shares of Common Stock then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Unless previously approved by each of the Continuing Directors in writing, no change in the Offer may be made, including any change (I) which decreases the price per share of Common Stock payable in the Offer, (II) which changes the form of consideration to be paid in the Offer, (III) which reduces the maximum number of shares of Common Stock to be purchased in the Offer or the Minimum Condition, (IV) which imposes conditions to the Offer in addition to those described above or (V) which amends any other term of the Offer in a manner adverse to the holders of the Common Stock. Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable but in no event later than three (3) Business Days after the expiration of the Offer. Immediately upon the expiration of the Tender Offer Launch Period, in the event Sub has not commenced the Offer within the Tender Offer Launch Period, Sub's right to commence a tender offer with respect to securities of the Company pursuant to this Section 8.3(b) shall terminate. Parent shall use reasonable best efforts to cause the Offer to be consummated within the thirty
(30) Business Days immediately after commencement of the Offer (the "Offer Completion Period").

                  (c) Second Step Merger. If the Offer is consummated, Parent shall, as soon as practicable thereafter, but in no event more than 90 days thereafter, (i) subject to applicable Law, cause Sub to be merged with and into the Company (the "Second-Step Merger"), whereupon the separate corporate existence of Sub shall cease, and the Company shall be the surviving corporation and (ii) cause each holder of shares of Common Stock at the effective time of the Second Step Merger to be paid promptly after such effective time, in consideration for each such share, an amount in cash equal to or greater than the per share cash consideration paid for the shares purchased by Sub in the Offer.

                  (d) Disclosure. Notwithstanding anything to the contrary in this Agreement, including any provision of Section 6.3, the Company (including the board of directors of the Company), its Subsidiaries and their respective Representatives shall not be subject to any limitations hereunder on any disclosures with respect to the Offer or in making and disclosing any recommendation to the Company's shareholders with respect the Offer, and no such recommendation or disclosure shall be deemed to be a breach of this Agreement or trigger a right to any payments hereunder. For the avoidance of doubt, in taking any action in connection with the Offer, the Company's directors shall act in good faith in a manner that they believe to be in the best interests of the Company and will consider such matters as they deem appropriate in the exercise of their business judgment, which may include consideration of the number of shares tendered in the Offer.

                  (e) Corporate Governance. In the event a Tender Offer Election is made, until the Second-Step Merger has been consummated and the applicable merger consideration has been paid or properly provided for with respect to all shareholders of the Company, Parent and Sub shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly cause the number of directors of the Company to be fewer than three or directly or indirectly cause there to be fewer than three Continuing Directors.


                                  ARTICLE IX
                                 MISCELLANEOUS

                  Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders; provided further that, in the event a Tender Offer Election is given, from and after the time of Parent's delivery of the Tender Offer Election, this Agreement may not be amended, modified or supplemented (and no waiver of any provision hereof may be granted by the Company) unless such amendment, modification, supplement or waiver, as the case may be, has been approved by two-thirds of the Continuing Directors.

                  Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This
Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

                  Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  (a) if to Parent, to:

                      Brookfield Asset Management Inc.
                      Toronto, Canada
                      BCE Place, Suite 300
                      181 Bay Street
                      Toronto, ON M5J 2T3
                      Facsimile: 416-365-9642
                      Attention: Sam Pollock

                      and if to Sub, to:

                      Horizon Acquisition Co.
                      Three World Financial Center
                      11th Floor
                      New York, NY 10281-1021
                      Facsimile: 212-417-7196
                      Attention: Barry Blattman

                      in each case, with a copy to:

                      Weil, Gotshal and Manges LLP
                      767 Fifth Ave.
                      New York, NY 10153-0119
                      Facsimile: 212-310-8007
                      Attention: Simeon Gold, Esq.
                                 Steven M. Peck, Esq.

                      and

                      Stoel Rives LLP
                      600 University Street
                      Suite 3600
                      Seattle, WA 98101
                      Facsimile: 206-386-7500
                      Attention: Alan R. Merkle

                  (b) if to the Company, to:

                      Longview Fibre Company
                      300 Fibre Way
                      Longview, Washington 98632
                      Facsimile: 360-575-5934
                      Attention: General Counsel

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      333 West Wacker Drive
                      Chicago, Illinois 60606
                      Facsimile: 312-407-0411
                      Attention: Rodd M. Schreiber, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party's rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party's changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

                  Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to constitute disclosure of such fact, circumstance or information both with respect to the correspondingly-numbered section of this Agreement and with respect to any representation, warranty or covenant in any other section of Article IV or Article VI of this Agreement to which such fact, circumstance or information relates to the extent that the relevance of such fact, circumstance or information to any representation, warranty or covenant in such other section is reasonably apparent. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

                  Section 9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement and the Limited Access Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as provided in Article III on or after the Effective Time and Section 6.6, and except for the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent's or Sub's fraud or willful breach of this Agreement (which right is hereby acknowledged and agreed by Parent and Sub), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that, from and after the consummation of the Tender Offer, the shareholders of the Company shall be express third-party beneficiaries of
Section 8.3 and the provisions of this Agreement relating to the enforcement, and the pursuit of remedies for breaches, of this Agreement.

                  Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  Section 9.9 Jurisdiction. Each of the parties hereto hereby
(a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Washington or any Washington state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Washington; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Washington or any Washington state court in any other court or jurisdiction.

                  Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

                  Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

                  Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, that Parent may assign any of its rights and obligations to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

                  Section 9.13 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated, except as provided in Section 6.2(b).

                  Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

                  Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein, or any inaccuracies in the representations and warranties of any party, may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver (and, if such party is the Company, subject to the approval of the Continuing Directors pursuant to Section 9.1), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, condition, representation or warranty shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  Section 9.16 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                             LONGVIEW FIBRE COMPANY


                             By: /s/ R.H. Wollenberg
                                 -----------------------
                                 Name:  R.H. Wollenberg
                                 Title: President, Chief Executive Officer
                                        and Chairman of the Board




                             BROOKFIELD ASSET MANAGEMENT INC.


                             By: /s/ Joseph Freedman
                                 -----------------------
                                 Name:  Joseph Freedman
                                 Title: General Counsel




                             HORIZON ACQUISITION CO.


                             By: /s/ Barry Blattman
                                 -----------------------
                                 Name:  Barry Blattman
                                 Title: President